Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	The Blueshirt Group
	Todd B. Schull, Chief Financial Officer	Lisa Laukkanen
	(714) 327-3000	415-217-4961
	investor@ttmtech.com	lisa@blueshirtgroup.com

TTM TECHNOLOGIES, INC. ANNOUNCES CLOSING OF SALE PURSUANT TO EXERCISE OF

OVER-ALLOTMENT OPTION OF $30 MILLION CONVERTIBLE SENIOR NOTES DUE 2020

COSTA MESA, California – January 14, 2014—TTM Technologies, Inc. (Nasdaq: TTMI) today announced the closing of the sale of $30 million aggregate principal amount of TTM’s 1.75% Convertible Senior Notes. The additional notes were sold pursuant to the exercise in full of the underwriters’ over-allotment option granted in connection with the previously announced notes offering which closed on December 20, 2013. Including the over-allotment notes sold, the offering totaled $250 million aggregate principal amount of notes. The net proceeds from the offering, including the sale pursuant to the exercise of the over-allotment, were approximately $242.2 million, after deducting underwriting discounts and estimated expenses payable by TTM.

TTM used a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions, which are intended to reduce the potential dilution to TTM’s common stockholders and/or offset any cash payments TTM is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes. TTM also entered into additional warrant transactions, which resulted in additional proceeds to TTM. TTM intends to use the remaining net proceeds from the offering for general corporate purposes, which may include repayment of indebtedness, potential acquisitions, working capital and capital expenditures.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be forward-looking statements under federal securities laws, and TTM intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements are based on TTM’s current expectations and are subject to risks, uncertainties, and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds of the over-allotment offering. TTM cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in the price of TTM’s common stock, (b) TTM’s dependence upon the electronics industry, (c) contemplated significant capital expenditures and related financing requirements, (d) TTM’s dependence upon a small number of customers, (e) the unpredictability of and potential fluctuation in future revenues and operating results, (f) changes in the financial markets and investor sentiment, and (g) other risks as detailed in TTM’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in TTM’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 4, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. TTM undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.